                                                   ---------
                                                 G r a y b a R
                                                    [logo]

                                             ELECTRIC COMPANY, INC.








                                             INFORMATION STATEMENT












                                                 MAY 11, 2001

                        GRAYBAR ELECTRIC COMPANY, INC.
                           34 NORTH MERAMEC AVENUE
                           CLAYTON, MISSOURI 63105


                             -------------------

                            INFORMATION STATEMENT

                             -------------------


         This Information Statement is furnished to each holder of record of Common Stock of Graybar Electric Company, Inc. (the "Company") and each holder of a Voting Trust Certificate issued under the Voting Trust Agreement referred to below in connection with the Annual Meeting of Shareholders of the Company to be held at 9:30 A.M. on June 14, 2001 at 8000 Forsyth Boulevard, Clayton, Missouri 63105.

         The record holders of Common Stock outstanding at the close of business on April 20, 2001 will be entitled to attend and to vote at the meeting. On April 20, 2001, there were outstanding 5,899,115 shares of Common Stock. Each share is entitled to one vote.

         On April 20, 2001, 94% or 5,563,691 of the issued and outstanding shares of Common Stock of the Company were held of record in the names of D.
E. DeSousa, G. W. Harper, R. D. Offenbacher, R. A. Reynolds, Jr. and C. R. Udell, all of 34 North Meramec Avenue, Clayton, Missouri 63105, as Voting Trustees under a Voting Trust Agreement dated as of April 1, 1997, relating to the Common Stock of the Company. The Voting Trustees as a group possess the voting power associated with the shares held of record under the Voting Trust Agreement but do not have the power of disposition as to such shares. Such voting power is sufficient to assure election of the persons nominated by the Board of Directors for election as directors and approval of the Common Stock Purchase Plan as described herein and approval of any other matters brought before the meeting. The Voting Trustees have indicated as a group that they will vote the shares of Common Stock held by them in favor of the persons nominated by the Board of Directors for election as directors and for approval of the Common Stock Purchase Plan. The Voting Trust Agreement terminates on March 31, 2007, unless sooner terminated by the vote of a majority of the Voting Trustees or the vote of the holders of Voting Trust Certificates representing at least seventy-five percent of the number of shares of Common Stock deposited thereunder.

         This Information Statement will be sent to holders of Common Stock and holders of Voting Trust Certificates on or about May 11, 2001.


-----------------------------------------------------------------------------
                  WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                    ARE REQUESTED NOT TO SEND US A PROXY.
-----------------------------------------------------------------------------

                      DIRECTORS AND EXECUTIVE OFFICERS

NOMINEES FOR ELECTION AS DIRECTORS

         Thirteen directors are to be elected to serve until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. The persons nominated by the Board of Directors for election as directors are named in the table below and are presently directors of the Company. Certain additional information concerning them is set forth in the table.

                                                                                                      NUMBER OF
                                                                                                      SHARES OF
                                                                                                     COMMON STOCK
                                                                                        YEAR IN      BENEFICIALLY
                                                                                         WHICH         OWNED ON
                                                                                       BECAME A        APRIL 20,
NAME                        AGE        BUSINESS EXPERIENCE LAST FIVE YEARS             DIRECTOR       2001(1)(2)
----                        ---        -----------------------------------             --------      ------------
R. A. Cole                  51    Employed by Company in 1972; District Vice             1998            3,261
                                  President 1995 to present.

D. E. DeSousa               42    Employed by Company in 1981; Area Manager 1995         2000              123
                                  to 1996; Manager, Comm/Data Sales 1996 to 1998;
                                  Vice President, Comm/Data Marketing 1998 to
                                  2000; Senior Vice President-Comm/Data Business
                                  2000 to present.

T. F. Dowd                  57    Employed by Company in 1997; Vice President,           1997            1,353
                                  Secretary and General Counsel September
                                  1997 to present; Partner, Bryan Cave (law
                                  firm) 1989 to 1997.

T. S. Gurganous             51    Employed by Company in 1973; District Vice             1995            4,615
                                  President 1995 to present.

G. W. Harper                64    Employed by Company in 1957; Vice President-           1990            8,398
                                  Operations 1990 to present.

J. H. Hinshaw               56    Employed by Company in May 2000; Senior Vice           2000             -0-
                                  President and Chief Financial Officer 2000 to
                                  present; Vice President and Treasurer, Monsanto
                                  Company 1984 to 1999. Ms. Hinshaw is a director
                                  of Insituform Technologies, Inc.

G. D. Hodges                58    Employed by Company in 1963; District Vice             2000            6,266
                                  President 1995 to present.

                                    2



                                                                                                      NUMBER OF
                                                                                                      SHARES OF
                                                                                                     COMMON STOCK
                                                                                        YEAR IN      BENEFICIALLY
                                                                                         WHICH         OWNED ON
                                                                                       BECAME A        APRIL 20,
NAME                        AGE        BUSINESS EXPERIENCE LAST FIVE YEARS             DIRECTOR       2001(1)(2)
----                        ---        -----------------------------------             --------      ------------
J. C. Loff                  51    Employed by Company in 1980; District Vice             1998            3,292
                                  President 1995 to present.

G. J. McCrea                61    Employed by Company in 1963; District Vice             1995            6,623
                                  President 1995 to present.

R. D. Offenbacher           50    Employed by Company in 1968; District Vice             1994            5,658
                                  President 1995 to present.

R. A. Reynolds, Jr.         52    Employed by Company in 1972; Senior Vice               1993            6,382
                                  President-Comm/Data Business 1995 to 2000;
                                  President 2000 to present; Chairman of the Board
                                  2001 to present.

C. R. Udell                 56    Employed by Company in 1965; Vice President-           1996            6,644
                                  Electrical Marketing 1993 to 2000; Senior
                                  Vice President-Electrical Business 2000
                                  to present.

J. F. Van Pelt              62    Employed by Company in 1985; Vice President-           1986            6,967
                                  Human Resources 1986 to present.

--------------------------

(1) All the shares of Common Stock listed are held of record by the Voting Trustees under the Voting Trust Agreement dated as of April 1, 1997. On April 20, 2001, no single director owned beneficially more than 1% of the outstanding Common Stock or Voting Trust Certificates except for the Voting Trustees who, as a group, possessed the voting power associated with approximately 94% of the outstanding shares of Common Stock but who possessed no power of disposition with respect to such shares.

(2) On April 20, 2001, all officers and directors as a group, including those individuals listed above, with the exception of J. H. Hinshaw (42 persons), owned Voting Trust Certificates representing 150,425 shares of Common Stock (approximately 3% of the outstanding). No officer or director owns shares of Common Stock of record. In addition, at such date, C. L. Hall, who retired as an officer and director on April 1, 2001, owned Voting Trust Certificates representing 11,313 shares of Common Stock, and R. H. Haney, who retired as an officer and director on August 1, 2000, owned Voting Trust Certificates representing 8,195 shares of Common Stock.

COMMITTEES

         The Company has an Audit Committee, which met two times in 2000, and a Compensation Committee, which met 13 times in 2000. The Company has no nominating committee.

         Messrs. McCrea, Cole, Hodges and Loff are the current members of the Audit Committee. The Audit Committee is governed by a written charter approved by the Board of Directors. A copy of this charter is included in Exhibit B. The members of the Audit Committee are not independent within the definition of independence in the listing standards of the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers because they are employees of the Company.

         Ms. Hinshaw and Messrs. DeSousa, Harper, Udell, Van Pelt and J. H. Kipper, who is Vice President and Comptroller, serve on the Compensation Committee which in consultation with independent compensation specialists reviews the Company's compensation policy and makes recommendations to the President with respect to program changes.

BOARD AND COMMITTEE ATTENDANCE

         The Board of Directors met four times in 2000. All incumbent directors attended more than 75% of the total number of meetings of the Board and all committees of which they were members.

DIRECTOR COMPENSATION

         Directors are paid a meeting fee of $300 for each Board meeting attended.

REPORT OF THE AUDIT COMMITTEE

         The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

         The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under SAS 61 (codification of Statements on Auditing Standards), as modified and supplemented. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures and letter from the independent auditors required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has considered the compatibility of nonaudit services with the auditors' independence.

         The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

         In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Board approved such inclusion.

         G. J. McCrea, Chairman
         R. A. Cole
         G. D. Hodges
         J. C. Loff

EXECUTIVE COMPENSATION

         The following table summarizes the total compensation of the Chairman of the Board, the President and Chief Executive Officer and the four other most highly compensated executive officers of the Company for fiscal year 2000, as well as the total compensation paid to each such individual for the Company's two previous fiscal years.

                                              SUMMARY COMPENSATION TABLE
                                                                 Annual Compensation
          Name and Principal                           ----------------------------------------     All Other (3)
               Position                    Year             Salary(1)          Bonus(1)(2)          Compensation
   ---------------------------------    ----------     ----------------------------------------   -----------------

   C. L. Hall,                             2000             $417,270            $500,724               $82,332
   Chairman of the Board                   1999              370,488             406,054                73,692
   of Directors (4)                        1998              336,798             366,436                88,364

   R. A. Reynolds, Jr.,                    2000             $273,308            $301,235               $45,067
   President and Chief                     1999              199,172             177,363                35,866
   Executive Officer                       1998              180,418             159,490                42,461

   G. W. Harper,                           2000             $178,688            $174,222               $32,829
   Vice President                          1999              168,000             149,604                30,284
                                           1998              152,536             134,841                36,797

   J. F. Van Pelt,                         2000             $178,548            $160,694               $31,832
   Vice President                          1999              170,040             139,773                30,221
                                           1998              161,976             132,173                37,902

   R. H. Haney,                            2000             $217,503            $119,352               $30,067
   Senior Vice President (5)               1999              199,172             177,363                35,866
                                           1998              180,418             159,490                42,461

   C. R. Udell,                            2000             $168,777            $157,079               $28,720
   Senior Vice President                   1999              144,070             118,426                25,066
                                           1998              130,623             106,589                30,874

(1) Includes amounts accrued and deferred pursuant to deferred compensation agreements with certain employees who were not eligible to participate in the employee contribution portion of the Profit Sharing and Savings Plan. These agreements provide for deferral of from 2% to 15% of salary in 1998, 1999, 2000 and 2001 and 2% to 25% of bonus payments in 1998,
     1999, 2000 and 2001. Payment of sums deferred will generally be made in five or ten annual installments commencing on retirement or in a lump sum on termination of service other than by retirement. Interest is credited to sums deferred at the rate applicable to the fixed income account of the Profit Sharing and Savings Plan at the end of each calendar quarter.

(2) Bonus paid on March 15th each year under the Company's Management Incentive Plan with respect to services rendered during the prior year. The Company's Management Incentive Plan covers all officers of the Company and other management employees. In accordance with this Plan, each participant has a guideline incentive, ranging from 20% to 80% of base salary. This guideline is subject to a year-end adjustment based on performance against Plan goals. The adjustments are based on objective

                                     6



     measurements, such as sales and profits, but may be varied at the discretion of the president and district vice presidents. Participants may earn a maximum of 150% of the applicable guideline.

(3) Profit sharing contributions accrued for the years indicated. The profit sharing contribution for 1998 was made on March 31, 1999, the profit sharing contribution for 1999 was made on April 3, 2000 and the profit sharing contribution for 2000 was made on April 2, 2001. Contributions by the Company under the Profit Sharing and Savings Plan are made at the discretion of the Board of Directors for eligible employees and, subject to certain exceptions, are made in proportion to their annual compensation. Except as otherwise provided in the Profit Sharing and Savings Plan and the related Trust Agreement, the monies held in trust thereunder are paid to employees upon termination of employment for any reason including their retirement or, in the event of their death prior to the complete distribution of their interests, are paid to their estates or designated beneficiaries. In addition, the column headed "All Other Compensation" also includes payments made to the deferred compensation accounts of the respective individuals based on contribution limitations contained in Sections 401 and 415 of the Internal Revenue Code. For 2000, $48,921 was credited to Mr. Hall's deferred compensation account in this regard. Similarly, $19,533, $13,743, $8,659, $6,783 and $7,915 were credited to the deferred compensation accounts of Messrs. Reynolds, Harper, Van Pelt, Haney and Udell, respectively.

(4)  Retired as an officer and director effective April 1, 2001.

(5)  Retired as an officer and director effective August 1, 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         At December 31, 2000, the members of the Compensation Committee of the Board of Directors were Ms. Hinshaw and Messrs. DeSousa, Harper, Kipper, Udell and Van Pelt, all of whom were officers and employees of the Company.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee establishes the general compensation policies of the Company and makes specific recommendations to the Board of Directors with respect to such policies and compensation, including the chief executive officer's salary.

         The chief executive officer's salary and salary range, as well as the salaries and ranges for all other employees, including those officers identified in the Summary Compensation Table, are established in consultation with retained professional compensation consultants after consideration of data developed by the Company's Human Resources Department. The data examined includes information collected from federal and state agencies, trade associations, compensation specialists, employment consultants and marketplace observations.

         The chief executive officer's bonus, as well as bonuses for all other exempt employees including those listed in the Summary Compensation Table, are determined by reference to the Management Incentive Plan which has been an integral part of the Company's compensation practice for over twenty-five years. The Plan provides that employees can earn as much as 30% of salary as a bonus at the lower end of the exempt salary scale to 120% of salary as a bonus at the level of president and chief executive officer. The specific bonus level is determined by each operating unit's performance measured against objectives established at the beginning of each year. The chief executive officer's bonus, as well as the bonuses of the other officers named in the Summary Compensation Table, are determined by aggregating the performance of all operating units and measuring this total against the aggregated objectives. Performance measures included in the Plan are a percentage of budget attainment (for sales, gross margin and net profit) and return on sales.

         J. F. Van Pelt, Chairman
         D. E. DeSousa
         G. W. Harper
         J. H. Hinshaw
         J. H. Kipper
         C. R. Udell

PENSION PLAN

         The Company has a qualified defined benefit pension plan covering all eligible employees. Employees become fully vested after 5 years of service. Generally, employees may retire and begin receiving pensions at the age of 65, or earlier under the following conditions: at age 55 with 20 years or more of Company service, at age 50 with 25 years of Company service or any age with 30 years of Company service under the plan. Prior to the September 1, 2000 plan change, employees without 15 years of service between January 1, 1993 and August 31, 2000 were eligible for their pension benefit upon attaining age 60 with 20 years of Company service.

         The following table sets forth annual benefits which would become payable under the Company's pension plan or supplemental benefits plan based on certain assumptions as to covered compensation and years of Company Service without giving effect to any applicable Social Security offset.

                                               PENSION PLAN TABLE

                                                                 Years of Service
  Covered                        -------------------------------------------------------------------------------
Compensation                        20                25                30               35                40
------------                     --------          --------          --------         --------          --------
 $  300,000                      $ 60,000          $ 75,000          $ 90,000         $105,000          $120,000
 $  400,000                      $ 80,000          $100,000          $120,000         $140,000          $160,000
 $  600,000                      $120,000          $150,000          $180,000         $210,000          $240,000
 $  800,000                      $160,000          $200,000          $240,000         $280,000          $320,000
 $1,000,000                      $200,000          $250,000          $300,000         $350,000          $400,000
 $1,200,000                      $240,000          $300,000          $360,000         $420,000          $480,000

         An employee's annual pension income is based on the employee's average covered compensation during the sixty consecutive months preceding retirement in which earnings were highest, multiplied by one percent for each year of Company Service and offset by an amount which cannot exceed limitations imposed by the Internal Revenue Code. As of December 31, 2000, the years of credited service for the executive officers named in the Summary Compensation Table were as follows: C. L. Hall - 41, R. A. Reynolds, Jr. - 28, G. W. Harper - 43, J. F. Van Pelt - 15, R. H. Haney - 38 and C. R. Udell - 35. The amounts of salary and bonus in the Summary Compensation Table are substantially equivalent to covered compensation under the plan. To the extent that annual benefits exceed limitations imposed by the Internal Revenue Code of 1986, as amended, such benefits will be paid out of the general revenues of the Company by means of a supplemental benefits plan.

COMPANY PERFORMANCE

         The following graph shows a five-year comparison of cumulative total returns for the Company, the Standard & Poor's 500 Composite Stock Index, the Standard & Poor's Electrical Equipment Index and, for the first time, an index of companies selected by the Company as being more representative of the Company's line of business than the predominantly manufacturing companies included in the S&P Electrical Equipment Index. The Company does not intend to continue to show the S&P Electrical Equipment Index in the future. The companies included in the S&P Electrical Equipment Index are American Power Conversion, Cooper Industries, Inc., Emerson Electric Co., General Electric Company, W. W. Grainger, Inc., Molex Incorporated, Power-One, Sanmina, Solectron Corporation, Symbol Technologies and Thomas & Betts Corp. The companies included in the Comparable Company Index are Anixter International Inc., Applied Industrial Technologies, Inc., Building Materials Holding Corporation, W. W. Grainger, Inc., Hughes Supply, Inc., Noland Company, Owens & Minor, Inc., Park-Ohio Holdings Corp., SCP Pool Corporation and Watsco, Inc. The market value of Graybar stock, in the absence of a public market, assumes continuation of the Company's practice of repurchasing offered securities at $20.00 per share.

                                   [GRAPH]


  ==================================================================================================================
                                            1995        1996         1997        1998         1999         2000
  ------------------------------------------------------------------------------------------------------------------
  Graybar Electric Company, Inc.          $100.00      $110.32     $127.48      $153.97      $177.91      $205.58
  ------------------------------------------------------------------------------------------------------------------
  S&P 500 Index                           $100.00      $122.94     $163.95      $211.08      $255.16      $231.93
  ------------------------------------------------------------------------------------------------------------------
  S&P Electrical Equipment Index          $100.00      $134.96     $193.15      $260.40      $391.10      $364.88
  ------------------------------------------------------------------------------------------------------------------
  Comparable Company Index                $100.00      $114.14     $136.85      $125.18      $128.76      $119.76
  ==================================================================================================================

         Assumes $100 invested on December 31, 1995 and reinvestment of dividends (including the $1.10 cash dividend paid by the Company on January 2, 1996).

                   APPROVAL OF COMMON STOCK PURCHASE PLAN

         The Board of Directors will submit to the Annual Meeting of Shareholders for shareholder approval the Common Stock Purchase Plan (the "Plan") pursuant to which the Company proposes to offer to eligible employees, including officers, of the Company the right to subscribe for up to 1,300,000 shares of Common Stock of the Company at a price of $20 per share. The offering will afford an opportunity to eligible employees of the Company to purchase shares of Common Stock in accordance with the policy formulated when the Company became an employee-owned company through acquisition by its then employees of all of its Common Stock from Western Electric Company, Incorporated. Because holders of Common Stock or Voting Trust Certificates who are not active employees of the Company will not be entitled to participate in the Plan, with the exception of employees who retire on a pension (except a deferred pension) on or after March 31, 2001 and prior to October 1, 2001, the percentage of the outstanding shares of Common Stock of the Company beneficially owned by employees will increase as a result of the Plan.

         It is presently contemplated that the subscription period under the Plan will run from October 8, 2001 to December 7, 2001. Subscribers will have the option of paying in full on or before January 18, 2002 for all shares subscribed for, or agreeing to make payments for all or a portion of the shares subscribed for in monthly installments through payroll deductions (or direct monthly payments in certain cases where subscribers are no longer on the Company's regular payroll) over a 34-month period. Shares paid for in full will be issued as of January 18, 2002. Shares paid for in installments will be issued quarterly to the extent they have been fully paid for.

         Details with respect to the terms of the offering and the number of shares for which each eligible employee of the Company will be entitled to subscribe are set forth in the Plan, a copy of which is annexed to this Information Statement as Exhibit A. The Plan was unanimously approved by the Board of Directors of the Company on March 8, 2001.

         Shares of Common Stock which are subscribed for by eligible employees pursuant to the terms of the Plan will upon issuance be deposited in the Voting Trust established by the Voting Trust Agreement and Voting
Trust Certificates will be issued in respect thereof, except that eligible employees who are already shareholders and who have not elected to participate in the Voting Trust Agreement will receive stock certificates representing the shares for which they subscribed.

         All shares of Common Stock of the Company will be issued and held subject to all the terms, provisions, restrictions and qualifications set forth in the Restated Certificate of Incorporation of the Company, as amended, which provides, among other things, for options to the Company to repurchase shares of its Common Stock at the price at which such shares were issued, with appropriate adjustment for current dividends, in the event any holder of Common Stock shall desire to sell, transfer or otherwise dispose of any of his shares of such Common Stock, or in the event of his death or in the event of termination of his employment other than by retirement on a pension (except a deferred pension). The Voting Trust Certificates issued and to be issued under the Voting Trust Agreement provide, in substance, that every Voting Trust Certificate is issued and held upon and subject to the same terms and conditions upon which Common Stock of the Company is issued and held. Each subscriber by executing a Subscription Agreement will specifically agree to be bound by the provisions of the Restated Certificate of

Incorporation and will agree that all Common Stock or Voting Trust Certificates held by such subscriber shall be subject to such provisions.

         The entire consideration to be received for the shares of Common Stock sold pursuant to the Plan is to be credited to the treasury stock account in the case of shares held in the treasury of the Company and to the common stock account in the case of unissued shares. As and when payments are made under subscriptions, they will be placed in the general funds of the Company.

         The Plan provides that no corporate action which would result in a distribution of Common Stock or other assets of the Company to its shareholders (except the payment of cash dividends or the issuance of shares of Common Stock pursuant to the installment payment method) will be taken after January 18, 2002 without first giving notice of such proposed action to subscribers who shall not then have completed their installment payments on the Common Stock for which they have subscribed. Such subscribers shall thereupon have 20 days to accelerate their payments on such Common Stock in order that they may obtain the benefits of such action. Subscribers who have not completed their installment payments have the right at any time (except during the first ten days of March, June, September and December) to pay the full amount due, and upon any such accelerated payment, certificates will be issued representing the fully paid shares.

         It is anticipated that each of the nominees for director will acquire a beneficial interest in all or a part of the shares of the Common Stock of the Company for which he or she will be entitled to subscribe pursuant to the Plan. The number of shares for which each of the nominees and all nominees and officers as a group will be entitled to subscribe under the Plan will not exceed the following to any significant degree.

                                             NUMBER                                                       NUMBER
                                               OF                                                           OF
NAME                                         SHARES          NAME                                         SHARES
----                                         ------          ----                                         ------
R. A. Cole                                      783          G. J. McCrea                                    822
D. E. DeSousa                                 1,197          R. D. Offenbacher                               915
T. F. Dowd                                    1,200          R. A. Reynolds, Jr.                           2,400
T. S. Gurganous                                 816          C. R. Udell                                   1,209
G. W. Harper                                  1,215          J. F. Van Pelt                                1,284
J. H. Hinshaw                                 1,494
G. D. Hodges                                  1,095          All directors, nominees and officers as
J. C. Loff                                      888          a group (44 Persons)                         37,631

         The last Common Stock Purchase Plan of the Company, in connection with which 778,202 shares of Common Stock were subscribed for, ran from October 12, 1998 to December 11, 1998. Under such plan, each of the nominees who were entitled to participate in such plan and all nominees and officers as a group who were so entitled purchased the number of shares set forth below:

                                             NUMBER                                                       NUMBER
                                               OF                                                           OF
NAME                                         SHARES           NAME                                        SHARES
----                                         ------           ----                                        ------
R. A. Cole                                      801           G. J. McCrea                                   894
D. E. DeSousa                                   100           R. D. Offenbacher                              960
T. F. Dowd                                    1,224           R. A. Reynolds, Jr.                          1,536
T. S. Gurganous                                 864           C. R. Udell                                  1,056
G. W. Harper                                  1,290           J. F. Van Pelt                               1,386
G. D. Hodges                                  1,026
J. C. Loff                                      855           All directors, nominees and officers as
                                                              a group (42 Persons)                        30,852

         The affirmative vote of the holders of at least a majority of the issued and outstanding shares of Common Stock is required to approve the Plan. The Voting Trustees have indicated they will vote the shares of Common Stock held by them in favor of, and thereby approve, the Plan. Upon shareholder approval, the Company and the Voting Trustees intend to file a Registration Statement with the Securities and Exchange Commission with respect to the shares of Common Stock to be offered under the Plan and the Voting Trust Certificates to be issued in respect thereof. The offering will be made pursuant to such Registration Statement, as amended, after it has been declared effective by the Commission. The expenses of the offering will be paid by the Company.

                   RELATIONSHIP WITH INDEPENDENT AUDITORS

         Ernst & Young LLP audited the financial statements of the Company and its subsidiaries in 2000 and will be considered for reappointment by the Board of Directors in June, 2001. Fees for the last annual audit were $293,250 and all other fees were $948,978, including audit related services of $139,585 and nonaudit services of $809,393. A representative of Ernst & Young LLP is not expected to be present at the Annual Meeting of Shareholders.

                                MISCELLANEOUS

         Effective October 1, 2000, the Company renewed insurance from the Federal Insurance Company (a member of the Chubb Group), a portion of which insures employees including directors and officers against liabilities imposed on them as a result of their employment with the Company at an annual cost to the Company through September 30, 2001 of $108,129.

         The management of the Company knows of no other matters to be brought before the meeting.

                                   By Order of the Board of Directors

                                              THOMAS F. DOWD
                                                Secretary

May 11, 2001

         A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR 2000 WILL BE MADE AVAILABLE UPON WRITTEN REQUEST ADDRESSED TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

                                                                   EXHIBIT A

                         COMMON STOCK PURCHASE PLAN
                         DATED AS OF OCTOBER 8, 2001
                    RELATING TO SHARES OF COMMON STOCK OF
                       GRAYBAR ELECTRIC COMPANY, INC.

                         ---------------------------

1.       EMPLOYEES ENTITLED TO SUBSCRIBE.

         Each person who on September 30, 2001 was an employee of Graybar Electric Company, Inc. (the "Company") and had been employed by the Company since March 31, 2001, and each person who on March 31, 2001 was an employee of the Company and who retired on a pension (except a deferred pension) on or after March 31, 2001 and prior to October 1, 2001, is entitled to subscribe for the number of shares of the Company's common stock, par value $1.00 per share with a stated value of $20.00 per share (the "Common Stock"), determined pursuant to Section 3, at the price of $20.00 per share. Such persons are sometimes referred to as "eligible employees" and after executing a Subscription Agreement are referred to as "subscribers"; provided, however, that the term "eligible employees" shall not be deemed to include: (a) those who receive pensions (other than persons who on March 31, 2001 were employees who retired on a pension [except a deferred pension] on or after March 31, 2001 and prior to October 1, 2001), or retainers, whether or not currently employed, (b) those who are employed solely on a contract basis or who by written agreement have released all stock subscription rights, or (c) those included in a collective bargaining unit represented by a labor organization where the agreement between the Company and the labor organization excludes such persons from subscribing for Common Stock of the Company.

2.       PERIOD FOR AND METHOD OF MAKING SUBSCRIPTION.

         Any eligible employee desiring to subscribe for shares of Common Stock shall sign a Subscription Agreement in the form approved for such purpose and file it, on or before December 7, 2001, with the Secretary at the executive offices of the Company, P.O. Box 7231, St. Louis, Missouri 63177. No subscription shall be effective and binding unless and until accepted by the Company at its executive offices. No subscription will be accepted after the close of business on December 7, 2001.

3. DETERMINATION OF NUMBER OF SHARES FOR WHICH AN ELIGIBLE EMPLOYEE IS ENTITLED TO SUBSCRIBE.

         The maximum number of shares for which an eligible employee may subscribe shall be determined as hereinafter provided:

         3.1. The Subscription Right of each eligible employee, subject to increase as provided in Section 3.2 and reduction as provided in Section 3.3, shall be one share for each $450 of his annual salary rate in effect on March 31, 2001. Fractional shares resulting from this computation shall be disregarded.

         3.2. The number of shares determined in accordance with Section 3.1 shall, in the case of eligible employees who on March 31, 2001 were in the grade classifications listed below, be increased by the following percentages:

              3.2.1.   Eligible Employees in Grade 20 or above--200%;

              3.2.2.   Eligible Employees in Grades 17, 18 and 19--150%;

              3.2.3.   Eligible Employees in Grades 15 and 16--125%;

              3.2.4.   Eligible Employees in Grades N and O--85%;

              3.2.5. Eligible Employees in Grade 14 or below who are covered either by the Management Incentive Plan or the Sales Incentive Plan--75%;

              3.2.6.   Eligible Employees in Grades J, K, L and M--50%; and

              3.2.7.   All other Eligible Employees--25%.

Fractional shares resulting from the above computations shall be disregarded.

         3.3. In the event the aggregate number of shares subscribed for by all eligible employees exceeds 1,300,000, the number of shares which each eligible employee will be entitled to purchase shall be reduced to a number determined by multiplying the number of shares such eligible employee has subscribed for (but in no event more than the number to which such employee is entitled to subscribe under this Section) by a fraction, the numerator of which is 1,300,000 and the denominator of which is the aggregate number of shares subscribed for by all eligible employees. Fractional shares resulting from such computation shall be disregarded.

4.       PAYMENTS FOR ISSUANCE OF STOCK.

         Payments for shares subscribed for may be made pursuant to either or both of the following methods:

         4.1. Method A--payment in full on or before January 18, 2002 for all or a portion of the shares subscribed for, in which case the shares paid for will be issued as of January 18, 2002.

         4.2. Method B--payments in monthly installments, at the rate of $.59 for each share subscribed for and paid for under Method B in each of the 33 months commencing January, 2002, and at the rate of $.53 for each such share in the 34th month, in which case the Company shall issue as of the tenth day of March, June, September and December of each year, beginning in March, 2002, a share certificate to the Voting Trustees or Non-Participating Shareholders (as such terms are defined in Section 5.2), whichever is appropriate, for such number of full shares of Common Stock as have been fully paid for as of the last day of the preceding month.

              4.2.1. Payments under Method B shall be made, in the case of a subscriber on the Company's payroll, through payroll deductions authorized by the subscriber and, in the case of a subscriber who is no longer on the Company's payroll but whose subscription has not been cancelled in accordance with Section 5.4, through pension deductions authorized by the subscriber or monthly payments made directly by such person to the Treasurer of the Company on or before the last day of each month. Except as provided in Section 5.4, subscriptions made under Method B and the obligations of subscribers to make full payment for all shares subscribed for (including any authorization to the Company to make payroll deductions) shall be irrevocable.

              4.2.2. No interest shall be paid on amounts deducted from a participant's salary or pension or paid directly to the Treasurer under Method B.

              4.2.3. A subscriber under Method B, at his option exercised at any time except during the first ten days of March, June, September or December, may pay the balance due on all or any portion of the number of shares subscribed for pursuant to Method B, and upon such payment a share certificate shall be issued for the number of shares for which payment is so made.

5.       CONDITIONS OF SUBSCRIPTION.

         Each subscription for shares of Common Stock hereunder is expressly conditioned, among other things, upon the following terms, to all of which every subscriber by executing a Subscription Agreement agrees:

         5.1. Right to receive stock not transferable.

         No subscriber may sell, pledge or in any manner alienate or suffer to be alienated his right to receive Voting Trust Certificates or stock certificates representing the shares of Common Stock subscribed for by him. A violation of this provision shall constitute a withdrawal by the subscriber from his Subscription Agreement, in which event the only right of the subscriber or his assignee shall be to have the Company return to the person entitled thereto the total amount paid under said Subscription Agreement. Such return shall operate as a cancellation and satisfaction of all rights under the Subscription Agreement.

         5.2. Issuance of stock certificates and Voting Trust Certificates.

         A stock certificate or certificates representing the shares subscribed for and purchased pursuant to this Plan by subscribers who are or who, upon executing a Subscription Agreement, become parties to the Voting Trust Agreement (the "Voting Trust Agreement") dated as of April 1, 1997, relating to shares of Common Stock of the Company, shall be issued to, and deposited by the Company with, the Voting Trustees thereunder (the "Voting Trustees") in accordance with the provisions of Section 4.05 of the Voting Trust Agreement. The Voting Trustees will issue Voting Trust Certificates to such subscribers representing the number of shares subscribed for and purchased by them. Stock certificates representing the shares subscribed for and purchased pursuant to this Plan by subscribers who are shareholders prior to such subscription and who are not parties to the Voting Trust Agreement ("Non-Participating Shareholders") shall be issued and delivered directly to such subscribers.

         5.3. Subscribers bound by provisions in Restated Certificate of Incorporation, as amended.

         All shares of Common Stock subscribed for shall be issued and held subject to all the terms, provisions, restrictions and qualifications set forth in the Restated Certificate of Incorporation, as amended, of the Company, which provides, among other things, that the Company has the option to repurchase outstanding shares of Common Stock at the price at which such shares were issued with appropriate adjustment for current dividends in the event any shareholder shall desire to sell, transfer or otherwise dispose of any of his shares, or in the event of his death (in which case the option is exercisable beginning one year after the date of death) or in the event of termination of his employment other than by retirement on a pension. Eligibility for or entitlement to a deferred pension under the Graybar Electric Company, Inc. Pension Plan does not constitute a retirement on a pension for purposes of this Section 5.3 or for purposes of the Restated Certificate of Incorporation. The Voting Trust Certificates issued and to be issued under the Voting Trust Agreement provide, in substance, that every Voting Trust Certificate is issued and held upon and subject to the same terms and conditions upon which shares of Common Stock are issued and held. Each subscriber by executing a Subscription Agreement specifically agrees to be bound by all provisions of this Section 5.3 and agrees that all stock certificates or Voting Trust Certificates owned by such subscriber shall be subject to such provisions.

         5.4. Cancellation of subscription on termination of employment.

         In the event of the death of a subscriber or the termination of his employment other than by retirement on a pension (except a deferred pension) before any or all of the shares of Common Stock subscribed for by him are issued, his subscription shall be cancelled as to shares not then issued, and he or his estate shall be entitled to receive the total amount of the purchase price, if any, then held by the Company for his account for unissued shares under this Plan, without interest. Payment of such amount by the Company shall operate as a cancellation and satisfaction of all rights under his Subscription Agreement. Refund of any balance due employees who terminate service shall be made in the quarter following termination. Eligibility for or entitlement to a deferred pension under the Graybar Electric Company, Inc. Pension Plan does not constitute a retirement on a pension for purposes of this Section 5.4.

         5.5. Determination of Board of Directors to control.

         The determination of the Board of Directors of the Company or the Executive Committee thereof upon any question concerning the application or interpretation of any of the provisions of this Plan or of the Subscription Agreement shall be final, and no director shall incur any responsibility by reason of any error of fact or of law or of any matter or thing done or suffered or omitted to be done in connection with any such determination or interpretation or otherwise, except for his own willful misconduct.

6.       CERTAIN CORPORATE ACTION NOT TO BE TAKEN WITHOUT NOTICE.

         The Company will not take any action after January 18, 2002 which would result in a distribution to its shareholders of shares of Common Stock or other assets (except the payment of cash dividends on shares of Common Stock or the issuance of shares of Common Stock pursuant to installment payments made under Section 4.2) without first giving notice of such proposed action to all subscribers who shall not then have paid their subscriptions in full and granting such subscribers an opportunity within such time (not to be less than 20 days) and in such manner as the Board of Directors may determine to be reasonable, to complete their payments on all shares subscribed for by them and thereby to become shareholders entitled to the benefit of and subject to such action.

7.       RIGHT OF THE COMPANY TO ISSUE AND SELL ADDITIONAL SHARES OF COMMON
         STOCK.

         Nothing in this Plan shall be construed to limit or restrict in any way the right of the Company from time to time hereafter to sell any of the shares offered pursuant to this Plan and not issued pursuant to subscriptions made hereunder or any shares that may now or hereafter be authorized or may now or hereafter be reacquired by the Company upon exercise of the repurchase option described in Section 5.3 or otherwise.

         Set forth below is the form of the Subscription Agreement approved for use in connection with the Plan:

SUBSCRIPTION AGREEMENT

         1. I hereby subscribe to purchase        shares of common stock,
                                           ------
par value $1.00 per share with a stated value of $20.00 per share (the "Common Stock"), of Graybar Electric Company, Inc., a New York corporation (the "Company"), under and pursuant to the terms and conditions stated below and of the Common Stock Purchase Plan dated as of October 8, 2001 of the Company (the "Plan"). I agree to pay $20.00 for each such share as follows:


                                                                        NUMBER OF SHARES
                                                                        ----------------
Method A -- Payment in full on or before January 18, 2002
                                                                        ----------------

Method B -- Payment in monthly installments. Upon acceptance of this subscription, (i) I direct that, during such time as I
            shall be on the Company's payroll, periodic deductions
            shall be made from my salary in accordance with the Plan
            and applied to the purchase price of the shares
            subscribed for until such shares are fully paid for or
            until my subscription is cancelled in accordance with
            Section 5.4 of the Plan; and (ii) I promise that during
            such time as I shall no longer be on the Company's
            payroll I will make monthly payments either through
            authorized pension deductions or directly to the
            Treasurer of the Company in accordance with the Plan, to
            be applied to the purchase price of the shares
            subscribed for by me, until such shares are fully paid
            for or until my subscription is cancelled in accordance
            with Section 5.4 of the Plan
                                                                        ----------------
            Total shares subscribed for
                                                                        ================


         2. I understand that the number of shares I hereby subscribe for may be reduced as provided in Section 3.3 of the Plan.

         3. If I am a party to the Voting Trust Agreement dated as of April 1, 1997 (the "Voting Trust Agreement") relating to shares of Common Stock of the Company, or if I become a party to the Voting Trust Agreement pursuant to Section 4 of this Subscription Agreement, I agree and direct that certificates for the shares of Common Stock purchased by me pursuant hereto, when issuable pursuant to the Plan, be issued to and deposited with the Voting Trustees under the Voting Trust Agreement who will issue Voting Trust Certificates in my name for the certificates so deposited.

         4. This provision does not apply to subscribers who presently are parties to the Voting Trust Agreement or to subscribers who presently are shareholders of record of Common Stock and are not parties to the Voting Trust Agreement.

            (a) I hereby represent and warrant that I have received a copy of the Voting Trust Agreement, that I am familiar with its terms and provisions and that I desire to become a party to the Voting Trust Agreement and be bound thereby.

            (b) I hereby authorize J. H. Kipper or C. B. Temple as my attorney-in-fact, both with full power of substitution, to execute and deliver the Voting Trust Agreement on my behalf.

            (c) I recognize that this power of attorney constitutes an election to participate in the Voting Trust Agreement, which is given in consideration of a similar election made by other employees of the Company and is therefore irrevocable.

         5. I have read the Plan and, for the considerations stated therein and for the privilege of subscribing for such shares of Common Stock, I agree to be bound by all of the provisions of the Plan, including without limitation the provisions of Section 5 of the Plan.

         6. I request and direct that any Voting Trust Certificates or stock certificates issued in my name pursuant to this subscription be issued as follows:


                                   -----------------------------------------
                                   (PLEASE PRINT OR TYPE FIRST NAME IN FULL,
                                          MIDDLE INITIAL AND SURNAME)


                                   -----------------------------------------
                                            SIGNATURE OF SUBSCRIBER

Dated                       , 2001
      ----------------------

                                                                   EXHIBIT B

                         AUDIT COMMITTEE CHARTER

ORGANIZATION

     This charter governs the operations of the Audit Committee. The Committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors. The Committee shall be appointed by the Board of Directors and comprised of at least four directors.

STATEMENT OF POLICY

     The Audit Committee shall provide assistance to the Board of Directors in fulfilling its oversight responsibility to the shareholders and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company.

RESPONSIBILITIES AND PROCESSES

     The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of its activities to the Board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

     The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement or modify them as appropriate.

     The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the Company's shareholders. The Committee shall have complete authority and responsibility to evaluate and, where appropriate, recommend the replacement of the independent auditors. The Committee shall discuss with the auditors their independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and shall consider the compatibility of nonaudit services with the auditors' independence. Annually, the Committee shall review and recommend to the Board the selection of the Company's independent auditors, subject to shareholders' approval.

     The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the Committee shall meet separately with the internal auditors and the independent auditors to discuss the results of their examinations.

     The Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purposes of this review.

     The Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

                             APPENDIX

     Page 10 of the Information Statement contains a Total Shareholders' Returns performance graph. The information contained in the graph appears in a tabular format immediately following the graph.